Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2021 FIRST QUARTER RESULTS

Net Sales Increase 37% Versus 2020 and 11% Ahead of 2019

EPS up 172% from 2020 and 45% from 2019

New York, New York, May 10, 2021: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the first quarter ended March 31, 2021. The average dollar/euro ratio for the current first quarter was 1.20 compared to 1.10 in the first quarter of 2020 and 1.14 in the first quarter of 2019.

($ in millions, except per share data)	2021	2021 v 2020	2020	2019	2021 v 2019
Net Sales	$198.5	37%	$144.8	$178.2	11%
Gross Margin	63.1%	160 bps	61.5%	61.6%	150 bps
Operating Income	$48.0	170%	$17.8	$33.3	44%
Operating Margin	24%	1200 bps	12%	19%	500 bps
Net Income (attributable to IP)	$27.7	175%	$10.1	$18.9	47%
Diluted EPS	$0.87	172%	$0.32	$0.60	45%

Jean Madar, Chairman & CEO of Inter Parfums, Inc. noted, “Comparisons with the first quarter of last year are not especially meaningful because of the outbreak of the COVID-19 virus and concurrent closures and restrictions imposed worldwide. As shown above, 2021 first quarter sales well exceeded those of the pre-pandemic first quarter of 2019 as did all profitability measures. Our business has been especially strong in regions where lockdowns have been lifted, stores have reopened and life has returned to near pre-pandemic standards, most notably North America and Asia, where our sales rose 56% and 34%, respectively.  On the other hand, Western Europe has not regained its footing and restrictions and closures have again been imposed in connection with the third wave of COVID-19 infections. We’ve also seen business bounce back in the Middle East, Eastern Europe and Central and South America, growing 32%, 125% and 22%, respectively.”

He continued, “We continue to believe that our business model, financial resources, distribution network, and talented staff could support a substantially larger business. To accelerate our pace of growth, we have been actively pursuing prospective license agreements with brands who are seeking a new partner to jumpstart their fragrance franchise. While there can be no assurance that any agreements will be finalized, adding valued brands to our portfolio is a top corporate priority.”

Mr. Madar concluded, “The rollout of products launched in the first quarter is continuing, including Alibi for Oscar de la Renta, Bella Vita for GUESS, our MCM debut scent, and Canyon Escape for Hollister. Brand extensions dominate our new product pipeline for the remainder of the year including flankers for Montblanc Explorer, Coach Dreams, Jimmy Choo Urban Hero, the Oscar de la Renta Bella family, the Hollister Wave collection, and the Anna Sui Fantasia pillar. Entirely new fragrances are planned for the coming quarters as well, including a Lanvin women’s line, a new duo for Abercrombie & Fitch, Dunhill’s Driven collection for men, and a men’s grooming collection for GUESS.”

Inter Parfums, Inc. News Release May 10, 2021	Page 2

Russell Greenberg, Executive Vice President and CFO, pointed out, “The 37% increase in first quarter sales, while welcome, was not anticipated. As a result, our promotion and advertising expenditures were well below what we would typically spend in a quarter generating close to $200 million in net sales. As we resume more normalized operations, S,G&A expenses should likewise normalize, especially promotional and advertising expenses which should approach historical levels of 21% of net sales.”

Mr. Greenberg concluded, “We closed the first quarter with working capital of $461 million, including approximately $294 million in cash, cash equivalents and short-term investments, a working capital ratio of more than 4 to 1 and only $9.2 million of long-term debt. Also noteworthy, cash provided by operating activities aggregated $32.5 million for the current first quarter, as compared to cash used in operating activities of $25.1 million in the same period last year.”

Affirms 2021 Guidance

The Company affirmed its 2021 guidance calling for net sales of approximately $700 million, resulting in diluted net income per share of $1.65. Guidance assumes that the average dollar/euro average exchange rate remains at current levels and that there is no significant resurgence of the COVID-19 pandemic.

Dividend

The Company’s regular quarterly cash dividend of $0.25 per share will be paid on June 30, 2021 to shareholders of record on June 15, 2021.

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 am ET on Tuesday, May 11, 2021. Interested parties may participate in the call by dialing (201) 493-6749; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section.

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Dunhill, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade New York, MCM, Moncler, Montblanc, Oscar de la Renta, Paul Smith, Repetto, S.T. Dupont and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Inter Parfums, Inc. News Release May 10, 2021	Page 3

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would,” or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and “Risk Factors” in Inter Parfums’ annual report on Form 10-K for the fiscal year ended December 31, 2020 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. News Release May 10, 2021	Page 4

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three months ended March 31,
	2021	2020

Net sales	$198,528	$144,824

Cost of sales	73,280	55,783

Gross margin	125,248	89,041

Selling, general and administrative expenses	74,896	71,262

Impairment loss	2,393	--

Income from operations	47,959	17,779

Other expenses (income):
Interest expense	377	1,001
Gain on foreign currency	(1,866)	(954)
Interest income	(386)	(1,007)
Other income	(192)	--

	(2,067)	(960)

Income before income taxes	50,026	18,739

Income taxes	13,400	5,440

Net income	36,626	13,299

Less: Net income attributable to the noncontrolling interest	8,964	3,240

Net income attributable to Inter Parfums, Inc.	$27,662	$10,059

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.87	$0.32
Diluted	$0.87	$0.32

Weighted average number of shares outstanding:
Basic	31,631	31,530
Diluted	31,772	31,708

Dividends declared per share	$0.25	$0.33

Inter Parfums, Inc. News Release May 10, 2021	Page 5

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

(Unaudited)

	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$143,313	$169,681
Short-term investments	150,545	126,627
Accounts receivable, net	149,940	124,057
Inventories	148,685	158,822
Receivables, other	1,650	1,815
Other current assets	18,579	16,912
Income taxes receivable	404	2,806

Total current assets	613,116	600,720

Equipment and leasehold improvements, net	18,865	19,580

Right-of-use assets, net	22,807	24,734
Trademarks, licenses and other intangible assets, net	202,247	214,108
Deferred tax assets	7,669	8,041

Other assets	23,011	22,962

Total assets	$887,715	$890,145

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$1,071	$14,570
Current portion of lease liabilities	4,983	5,133
Accounts payable – trade	44,680	35,576
Accrued expenses	88,600	95,629
Income taxes payable	12,774	5,297

Total current liabilities	152,108	156,205

Long–term debt, less current portion	9,173	10,136

Lease liabilities, less current portion	19,771	21,354

Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued	--	--
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 31,652,038 and 31,608,588 shares at March 31, 2021 and December 31, 2020, respectively	32	32
Additional paid-in capital	77,566	75,708
Retained earnings	523,600	503,567
Accumulated other comprehensive loss	(23,611)	(5,997)
Treasury stock, at cost, 9,864,805 shares at March 31, 2021 and December 31, 2020	(37,475)	(37,475)

Total Inter Parfums, Inc. shareholders’ equity	540,112	535,835

Noncontrolling interest	166,551	166,615

Total equity	706,663	702,450

Total liabilities and equity	$887,715	$890,145